Exhibit 10.1

July 14, 2022

Dear [•],

This letter will confirm the Retention Bonus being offered to you and the details regarding the same.

In the event you remain continuously employed by Barnes & Noble College Booksellers, LLC or another subsidiary of Barnes & Noble Education, Inc. (“Company”) through June 1, 2023, Company shall pay you a total retention bonus of $[•] (“Retention Bonus”), less applicable taxes and withholdings, with fifty percent (50%) (or $[•]) of such Retention Bonus becoming due on December 1, 2022 and the remaining fifty percent (50%) becoming due on June 1, 2023 (each a “Retention Date”). The Retention Bonus shall be paid on the payroll date immediately following each respective Retention Date, subject to your continued employment on the applicable Retention Date. Taxes on the Retention Bonus payment shall be solely your responsibility.

You shall not be entitled to the Retention Bonus payment if, prior to any Retention Date, you are terminated for Cause (as defined below) or resign other than for Disability (as defined below) or Good Reason (as defined below). However, if you are terminated without Cause or your employment ends prior to any Retention Date, because of Disability or for Good Reason, you shall be entitled to payment of your entire Retention Bonus (less any amounts already paid, if applicable).

For purposes of this letter, “Cause” means (A) your engaging in intentional misconduct or gross negligence that, in either case, is injurious to Company; (B) your indictment, entry of a plea of nolo contendere, or conviction by a court of competent jurisdiction with respect to any crime or violation of law involving fraud or dishonesty (with the exception of misconduct based in good faith on the advice of professional consultants, such as attorneys and accountants) or any felony (or equivalent crime in a non-U.S. jurisdiction); (C) any gross negligence, intentional acts, or intentional omissions by you as determined by the Company in connection with the performance of your employment duties and responsibilities; (D) fraud, dishonesty, embezzlement, or misappropriation in connection with your performance of your employment duties and responsibilities; (E) your engaging in any act of intentional misconduct or moral turpitude reasonably likely to adversely affect the Company or its business as reasonably determined by the Company; (F) your abuse of or dependency on alcohol or drugs (illicit or otherwise) that adversely affects your job performance; (G) your willful failure or refusal to properly perform (as determined by the Company in its reasonable discretion and judgment) the duties, responsibilities, or obligations of your employment for reasons other than Disability or authorized leave, or to properly perform or follow (as determined by the Company in its reasonable discretion and judgment) any lawful direction by the Company (with the exception of a willful failure or refusal to properly perform based in good faith on the advice of professional consultants, such as attorneys and accountants); or (H) your breach of this letter or any duty to, written policy of, or agreement with the Company (with the exception of a breach based in good faith on the advice of professional consultants, such as attorneys and accountants).

For purposes of this letter, “Good Reason” shall mean the occurrence of one or more of the following events: (A) a material diminution of your duties; (B) a material diminution in the authority, duties, or responsibilities of the supervisor to whom you are required to report; (C) a material reduction in the annual base salary you receive from the Company; or (D) Disability.

Finally, for purposes of this letter, the term “Disability” means you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months.

Notwithstanding any other provision in this letter, your Retention Bonus is not a guarantee of continued employment with the Company, and you will continue to be an “at-will” employee, which means either you or we can terminate your employment at any time and for any reason, with or without cause.

The terms of your Retention Bonus are to be kept strictly confidential until such time, if at all, such terms are made public by the Company in its sole discretion.

This letter agreement constitutes the entire agreement between you and the Company with respect to the terms of your Retention Bonus and supersedes all prior agreements, understandings, and arrangements, oral or written, between you and the Company with respect to the Retention Bonus. For the avoidance of doubt, this letter agreement does not in any way modify the terms of any other agreements between you and the Company. The terms of this letter agreement may not be amended or modified except by an instrument in writing signed by you and the Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time. Neither this letter agreement nor any rights or obligations that either party may have by reason of this letter agreement are assignable by you without the prior written consent of the Company. This Agreement may be executed and sent via electronic transmission and in one or more counterparts, each of which shall be deemed an original for all purposes, but all of which together shall constitute one and the same instrument.

If you wish to accept the terms of the Retention Bonus as set forth in this document, please sign below (please retain one copy for your files). If you have any questions, please call Maureen Paradine at (516) 819-0002.

Very truly yours,

Maureen Paradine
SVP, Chief HR Officer
Barnes & Noble Education

Agreed and accepted:

[•]	Date Signed